                 FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF

                             325 2nd Street, S.E.
                            Cullman, Alabama  35505
                                (202) 734-4863

                     NOTICE OF SPECIAL MEETING OF MEMBERS

     Notice is hereby given that a Special Meeting of Members of First Federal Savings and Loan Association of Cullman (the "Association") will be held at __________________________, on _________, 1996, at __:00 __.M., Central Time
(the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

          1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached hereto as Exhibit A, pursuant to which the Association would convert from a mutual savings and loan association chartered under the laws of the United States to a permanent capital stock savings and loan association chartered under the laws of the United States (the "Conversion") and become a wholly-owned subsidiary of Southern Community Bancshares, Inc., a Delaware corporation organized for the purpose of purchasing all of the capital stock to be issued by the Association in the Conversion;

          2. To consider and act upon a resolution to adopt the Federal Stock Charter of the Association, a copy of which is attached hereto as Exhibit B;

          3. To consider and act upon a resolution to adopt the Federal Stock Bylaws of the Association, a copy of which is attached hereto as Exhibit C; and

          4. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

     Only those members of the Association who have a deposit account with the Association at the close of business on ____________, 1996 (the "Voting Record Date"), and borrowers of record on the Voting Record Date whose loans were outstanding on ____________, 1996, are members of the Association entitled to notice of and to vote at the Special Meeting and any adjournments thereof. Whether or not you expect to attend the Special Meeting, we urge you to consider the accompanying Proxy Statement carefully, to complete the enclosed proxy card(s) and to return the completed proxy card(s) to in the enclosed postage-paid return envelope as soon as possible to assure that your vote(s) will be counted.

Cullman, Alabama                         By Order of the Board of Directors
____________, 1996


                                         _____________________, Chairman

                 FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
                             325 2nd Street, S.E.
                            Cullman, Alabama  35505
                                (202) 734-4863


                                PROXY STATEMENT

                                 INTRODUCTION

     The enclosed proxy (the "Proxy") is being solicited by the Board of Directors for use at the special meeting of members of First Federal Savings and Loan Association of Cullman (the "Association") to be held at __________________ ______________, on _________________, 1996, at __:00 __.M., Central Time,
and at any adjournments thereof (the "Special Meeting"). The Special Meeting is being held for the following purposes:

          1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached hereto as Exhibit A, pursuant to which the Association would convert from a mutual savings and loan association chartered under the laws of the United States to a permanent capital stock savings and loan association chartered under the laws of the United States (the "Conversion") and become a wholly-owned subsidiary of Southern Community Bancshares, Inc., a Delaware corporation (the "Holding Company") organized for the purpose of purchasing all of the capital stock to be issued by the Association in the Conversion;

          2. To consider and act upon a resolution to adopt the Federal Stock Charter of the Association;

          3. To consider and act upon a resolution to adopt the Federal Stock Bylaws of the Association; and

          4. To transact such other business as may properly come before the Special Meeting.

     The Board of Directors of the Association has unanimously adopted the Plan. The Plan has also been approved by the United States Department of the Treasury, Office of Thrift Supervision (the "OTS"), subject to the approval of the Plan by the members of the Association at the Special Meeting and the satisfaction of certain other conditions.

     Pursuant to the Plan, the Association will become a wholly-owned subsidiary of the Holding Company which was incorporated under Delaware law for the purpose of acquiring all of the capital stock to be issued by the Association in connection with the Conversion. See "THE BUSINESS OF THE HOLDING COMPANY." The Holding Company will conduct a subscription offering (the "Subscription Offering") in which up to 989,000 common shares, $.01 par value, of the Holding Company (the "Common Shares") will be offered to subscribers in the following priority categories.

          (i) account holders as of March 31, 1995 with aggregate deposits at the close of business on such date of at least $50 ("Eligible Account Holders"),

          (ii) The Southern Community Bancshares, Inc. Employee Ownership Plan (the "ESOP"),

          (iii) account holders as of September 30, 1996 with aggregate deposits at the close of business on such date of at least $50 ("Supplemental Eligible Account Holders"), and

          (iv) members of the Association eligible to vote at the Special Meeting ("Other Members").

See "THE CONVERSION - Subscription Offering." Common shares not subscribed for the Subscription Offering may be offered to the general public in a direct community offering (the "Community Offering") in the manner established pursuant to the Plan and described in this Proxy Statement. See "THE CONVERSION - Community Offering." The offering of the Common Shares is made only through the Prospectus of the Holding Company dated _____________, 1996, a copy of which is included with this Proxy Statement (the "Prospectus"). See "ADDITIONAL INFORMATION."

     The aggregate purchase price of the Common Shares offered in connection with the Conversion ranges from a minimum of $7,310,000 to a maximum of $9,890,000 (the "Valuation Range"), resulting in a range of 731,000 to 989,000 Common Shares at $10.00 per share. Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 1,137,350 Common Shares with an aggregate purchase price of $11,373,500. The actual number of Common Shares to be sold in connection with the Conversion may be adjusted based upon the final valuation of the Association, as converted, as determined by the independent appraiser upon the completion of this offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

     The Association has engaged Trident Securities, Inc. ("the Agent") to act as selling agent and to consult with and advise the Holding Company and the Association with respect to the Subscription and Community Offering. The Agent has agreed to use its best efforts to assist the Holding Company and the Association with the sale of Common Shares in the Subscription Offering and the Community Offering, if any. Neither the Agent nor any other broker-dealer is obligated to purchase Common Shares in the Subscription and Community Offering.

     Upon the consummation of the Conversion, the Federal Stock Charter of the Association will be the Charter of the Association as a stock savings and loan association.

     The approval of the Plan will have the effect of (i) terminating the voting rights of the present members of the Association and (ii) modifying, and eventually eliminating, their right to receive any surplus in the event of a complete liquidation of the Association. Except for certain rights in the special liquidation account established by the Plan (the "Liquidation Account"), such voting and liquidation rights after the Conversion will vest exclusively in the holders of the common shares of the Holding Company. See "THE CONVERSION - Principal Effects of the Conversion."

     During and upon the completion of the Conversion, the Association will continue to provide services to depositors and borrowers pursuant to its current policies at its existing office. In addition, the Association will continue to be a member of the Federal Home Loan Bank (the "FHLB") system, and savings accounts at the Association will continue to be insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF") administered by the Federal Deposit Insurance Corporation (the "FDIC').

          This Proxy Statement is dated ___________, 1996, and is first being mailed to members of the Association on or about ___________, 1996.

                 VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

          All depositors having a deposit account of record with the Association on ______________, 1996 (the "Voting Record Date"), and all borrowers having a loan of record with the Association on the Voting Record Date whose loans were outstanding on ______________, 1996, are members of the Association eligible to vote at the Special Meeting ("Voting Members"). Voting Members will be enti-tled to cast one vote for each $100, or fraction thereof, of the withdrawable value of their deposit accounts on the Voting Record Date; provided, however, that no member shall cast more than 1,000 votes. Voting members who are borrowers will be entitled to cast one vote and to cast the number of votes to which he or she may be entitled as a holder of a deposit account.

          A deposit account in which one or more persons has an interest shall be deemed to be held by only one Voting Member for the purpose of voting at the Special Meeting. Any questions as to the eligibility of a member to vote, the number of votes allocated to each Voting Member or any other matter relating to voting will be resolved at the time of the Special Meeting by reference to the records of the Association.

          The Association's records disclose that, as of the Voting Record Date, there were ______ votes entitled to be cast at the Special Meeting, a majority of which are required to approve the Plan. A majority of the votes cast at the Special Meeting are also necessary to adopt the Federal Stock Charter of the Association.

          The Association, as the trustee of the Individual Retirement Accounts ("IRAs") maintained at the Association, is empowered to vote at the Special Meeting all votes eligible to be cast with respect to each IRA. The Board of Directors has indicated that it intends to cast all of the votes under IRAs in favor of the approval of the Plan, unless contrary instructions are received from IRA holders. IRA holders who wish to give such instructions may do so by returning the enclosed Proxy.

                                 PROXIES

          Voting Members may vote in person or by proxy at the Special Meeting. For Voting Members wishing to vote in person, ballots will be distributed at the Special Meeting. For Voting Members wishing to vote at the Special Meeting, the enclosed Proxy may be completed and given in accordance with this Proxy Statement. Any other proxy held by the Association will not be used by the Association for the Special Meeting.

          A Proxy will be voted in the manner indicated thereon or, in the absence of specific instructions, will be voted FOR the approval of the Plan,
                                                ---
FOR the adoption of the Federal Stock Charter and FOR the adoption of the
---                                               ---
Federal Stock Bylaws. Without affecting any vote previously taken, a Voting Member may revoke a Proxy at any time before such proxy is exercised by executing a later dated proxy or by giving the Association notice of revocation in writing or in open meeting at the Special Meeting. Attendance at the Special Meeting will not, of itself, revoke a Proxy.

            MANAGEMENT'S RECOMMENDATIONS AND REASONS FOR CONVERSION

          The Board of Directors recommends that members vote FOR the approval
                                                              ---
of the Plan and FOR the adoption of the Federal Stock Charter and FOR the
                ---                                               ---
adoption of the Federal Stock Bylaws.

          In unanimously adopting the Plan, the Board of Directors determined that the Association will derive substantial benefits from the Conversion and that the Conversion is in the best interests of the Association, its members and the public. The net proceeds from the sale of stock will be available for general corporate purposes, including restructuring the maturities of the Association's investment portfolio to assist the Association in managing its interest rate risk exposure.

          As a mutual institution, the Association has no stockholders and no authority to issue capital stock. The ability to issue and sell stock will enable the Association to operate in the form used by commercial banks, most business corporations and an increasing number of thrift institutions. The Conversion also will enable the Association to utilize stock benefit plans, which will enhance the ability of the Association to attract and retain well-qualified directors, management and staff. The Association presently has no plans to implement any stock benefit plans other than the ESOP. Executive officers and other full-time employees of the Association who meet the eligibility criteria will participate in the ESOP and may receive allocations of shares of the Association in the future, pursuant to the terms of the ESOP and applicable laws and regulations.

          The Conversion will also give members of the Association, at their option, the opportunity to become shareholders of the Holding Company. No member of the Association will be obligated to subscribe or not to subscribe to Common Shares by voting on the Plan, nor will any member's deposit account be converted into Common Shares by such vote.

          After completion of the Conversion, the Association will continue to provide the services presently offered to depositors and borrowers, will maintain in existing offices and will retain its existing management and employees.

                      THE BUSINESS OF THE HOLDING COMPANY

          The Holding Company was organized at the direction of the Board of Directors of the Association for the purpose of becoming a holding company to own all of the outstanding capital stock of the Association. Upon consummation of the Conversion, the Association will become a wholly-owned subsidiary of the Holding Company.

          The Holding Company currently is not an operating company. Following the Conversion, the Holding Company will be primarily engaged in the business of managing its investments and directing, planning and coordinating the business activities of the Association. In the future, the Holding Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions. Presently, there are no agreements or understandings for an expansion of the Holding Company's operations.

          Initially, the Holding Company will not maintain offices separate from those of the Association or employ any persons other than its officers who will not be separately compensated for such service.

                        THE BUSINESS OF THE ASSOCIATION

General

          The Association is a mutual savings and loan association which was organized in 1905. Subject to supervision and regulation by the OTS and the FDIC, the Association is a member of the FHLB of Atlanta and the deposits of the Association are insured up to applicable limits by the FDIC in the SAIF.

          The Association is principally engaged in the business of originating mortgage loans secured by first mortgages on one- to four-family residential real estate located in Cullman County, Alabama, the Association's primary market area. The Association also originates loans for the construction of residential real estate and construction and permanent mortgage loans secured by multifamily real estate (over four units) and nonresidential real estate in its primary market area. In addition to real estate lending, the Association originates a limited number of commercial loans and secured and unsecured consumer loans.
For liquidity and interest rate risk management purposes, the Association invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations, mortgage-backed securities and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and loan principal repayments.

          Interest on loans and investments is the Association's primary source of income. The Association's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of the Association, which is the difference between interest income earned on loans, mortgage-backed securities and other investments and interest paid on deposits and borrowings. Like most thrift institutions, the Association's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. For a more detailed discussion of the Association's business and its operating strategy, see "RISK FACTORS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in the Prospectus.

                                 THE CONVERSION

          THE OTS HAS APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

General

          On June 10, 1996, the Board of Directors of the Association unanimously adopted the Plan pursuant to which the Association will be converted from a federal mutual savings and loan association to a federal stock savings and loan association. The Plan was amended on September 16, 1996.

          The Plan provides generally that the Holding Company and the Association will offer Common Shares for sale in the Subscription Offering to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members. The Holding Company may offer the Common Shares not subscribed for in the Subscription Offering in a Community Offering to certain members of the general public. See "- Community Offering." The Association and the Holding Company have the right in their sole discretion to accept or reject, in whole in or part, any orders to purchase shares of the Common Shares received in the Community Offering.

          The aggregate price of the shares of Common Shares to be issued in the Conversion within the Valuation Range, currently estimated to be between $7,310,000 and $9,890,000, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Shares of the Association. All shares of Common Shares to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by Ferguson & Co., LLP ("Ferguson & Co.") independent consulting firm experienced in the valuation and appraisal of savings institutions. See "- Pricing and Number of Common Shares to be Sold" for more information as to the determination of the estimated pro forma market value of the Common Shares.

          The following is a brief summary of pertinent aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at each branch of the Association and at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and 1475 Peachtree Street, N.E., Atlanta, Georgia 30348.

Reasons for the Conversion

          As a mutual institution, the Association does not have shareholders and has no authority to issue capital stock. The Board of Directors of the Association believes that the ability to issue and sell stock will provide additional capital for investment, increase the Association's operational flexibility and enable the Association to operate in the form used by commercial banks, most business corporations and an increasing number of thrift institutions. The formation of the Holding Company will provide greater flexibility than the Association would have alone for growth and diversification of business activities. The Conversion also will enable the Association to utilize stock-related incentive programs, which the Board of Directors believes will benefit the Association and its shareholders by enabling it to attract and retain well-qualified directors, management and staff.

          In adopting the Plan, the Board of Directors of the Association determined that the Association will derive substantial benefits from the Conversion and that the Conversion is in the best interests of the Association and its members. The net proceeds from the sale of shares of stock will increase the Association's regulatory capital and thereby enable further growth, with the result that additional funds will be available for lending and other investment purposes.

          The Conversion will also give members of the Association, at their option, the opportunity to become shareholders of the Holding Company. No member of the Association will be obligated to subscribe or not to subscribe for Common Shares by voting on the Plan, nor will any member's savings account be converted into Common Shares by such vote.

Principal Effects of the Conversion

          Continuity. During and after completion of the Conversion, the Association will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees. The Association will continue to be subject to regulation by the OTS and FDIC.

          Voting Rights. Savings account holders who are members of the Association in its mutual form will have no voting rights in the Association as converted and will not participate, therefore, in the election of directors or otherwise control the Association's affairs. Voting rights in the Holding Company will be held exclusively by its shareholders, and voting rights in the Association will be held exclusively by the Holding Company. Each holder of the Holding Company's common shares will be entitled to one vote for each share owned on any matter to be considered by the Holding Company's shareholders.

          Effect on Savings Accounts and Loans. Savings accounts in the Association, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in the Association, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Association.

          Tax Consequences. The consummation of the Conversion is expressly conditioned on receipt by the Association of a private letter ruling from the Internal Revenue Service or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. The Association intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Bayh, Connaughton & Malone, P.C., to the following effect: (1) The Conversion constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Association in its mutual form or in its stock form as a result of the Conversion; (2) No gain or loss will be recognized by the Association upon the receipt of money from the Holding Company in exchange for the capital stock of the Association, as converted; (3) The basis of the assets of the Association will be the same immediately after the Conversion as the basis in the Association's hands immediately prior to the Conversion; (4) The holding period of the assets of the Association after the Conversion will include the period during which the assets were held by the Association before the Conversion; (5) No gain or loss will be recognized by the deposit account holders of the Association upon the constructive issuance to them, in exchange for their respective withdrawable deposit accounts in the Association immediately prior to the Conversion, of withdrawable deposit accounts of equal dollar amount in the Association immediately after the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Association, as described below; (6) The basis of the deposit accounts in the Association held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Association immediately prior to the Conversion; (7) The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero and the basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will be zero (assuming that at distribution such rights have no ascertainable fair market value); (8) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the issuance to them of nontransferable subscription rights to purchase Common Shares (assuming that at issuance such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of their exercise of such nontransferable subscription rights; (9) The basis of the Common Shares to its shareholders will be the actual purchase price ($10.00) thereof (assuming that subscription rights of such shareholder, if any, have no ascertainable fair market value) and the holding period of such shares will commence on the day after the date of the purchase; (10) Immediately, after the Conversion, the Association in its stock form will succeed to and take into account the tax attributes of the Association in its mutual form immediately prior to the Conversion, including the Association's earnings and profits or deficit in earnings and profits; and (11) The Association in its stock form will succeed to and take into account the dollar amounts of those accounts of the Association in its mutual form which represent bad debt reserves in respect of which the

Association in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion.

          The Association has also received the opinion of Miller, Hamilton, Snider & Odom, L.L.C., that no gain or loss will be recognized by the Association as a result of the Conversion for purposes of Alabama tax law. Miller, Hamilton, Snider & Odom, L.L.C. is counsel for the Agent in the offering, however, as Alabama counsel experienced in tax matters, the firm has been retained by the Association, with the consent of the Agent, for the limited purpose of giving the Alabama tax opinion.

          The Association has received an opinion from Ferguson & Co. to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

          Liquidation Account. In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor in the Association would receive a pro rata share of any assets of the Association remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Association at the time of liquidation.

          In the event of a complete liquidation of the Association in its stock form after the Conversion, each savings depositor would have a claim of the same general priority as the claims of all other general creditors of the Association. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of the Association above that amount. Such assets would be distributed to the shareholders of the Association.

          For the purpose of granting a limited priority claim to the assets of the Association in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at the Association after the Conversion, the Association will, at the time of Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of the Association as of June 30, 1996. The function of the Liquidation Account is to establish a priority on liquidation, and the existence of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Association.

          The Liquidation Account shall be maintained by the Association subsequent to Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their savings accounts in the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each savings account held, have a related inchoate interest in a portion of the Liquidation Account (referred to herein as the "subaccount balance").

          The initial subaccount balance for a savings account held by an Eligible Account Holder and/or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction of which the numerator is the amount of the Qualifying Deposit in the related savings account and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. Such initial subaccount balance shall not be increased but shall be subject to downward adjustment as provided below.

          If the deposit balance in any savings account of an Eligible Account Holder or Supplemental Eligible Account Holder to which the subaccount relates at the close of business on the last day of any fiscal year of the Association subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date is less than the lesser of (i) the deposit balance in such savings account at the close of business on the last day of the fiscal year of the Association subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such savings account on the Eligibility Record Date or the Supplemental Eligibility Record Date, then the subaccount balance for such savings account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related savings account. If any such savings account is closed, the related subaccount balance shall be reduced to zero. The subaccount of an account holder will be maintained for so long as the account holder maintains an account with the same Social Security or taxpayer identification number.

          In the event of a complete liquidation of the Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the Liquidation Account in the amount of the then-current adjusted subaccount balances for savings accounts then held before any liquidation distribution may be made to shareholders of the Association. A merger, consolidation, sale of bulk assets or similar combination or transaction with another institution insured by the Federal Deposit Insurance Corporation would not be considered to be a complete liquidation for these purposes. In such transactions, the Liquidation Account would be assumed by the surviving institution.

          Common Shares. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

Subscription Offering

          The Subscription Offering will expire on the Subscription Expiration Date (12:00 noon, Central Time, on ________, 1996) unless extended. Subscription rights not exercised before the Subscription Expiration Date will be void, whether or not the Association has been able to locate each person entitled to such subscription rights.

          Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for Common Shares must represent to the Association that he or she is purchasing the Common Shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the Common Shares. The Association will not honor stock orders known by it to involve the transfer of subscription rights or to contain false or misleading information. Any person who attempts to transfer his or her subscription rights may be subject to penalties and sanctions, including loss of the subscription rights.

          The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "- Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Association at the Special Meeting.

          The preference categories and purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

          (a) Subscription Rights of Eligible Account Holders. Eligible Account Holders shall have the following rights to subscribe for and purchase Common
Shares:

          (i) Each Eligible Account Holder shall receive, without payment, nontransferable Subscription Rights to purchase Common Shares in an amount equal to the greater of (a) $150,000 or (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date.

          (ii) In the event of an oversubscription for Common Shares by Eligible Account Holders, Common Shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of Common Shares sufficient to make his or her total allocation equal to 100 shares or the total amount of his or her subscription, whichever is less. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, in proportion to the amounts of their respective aggregate Qualifying Deposits, as compared to the total aggregate Qualifying Deposits of all subscribing Eligible Account Holders, in each case on the Eligibility Record Date.

          (iii) Subscription Rights to purchase Common Shares received by Officers and directors of the Association and any Associate thereof, based on increased deposits of such person in the Association in the one year period preceding the Eligibility Record Date shall be subordinate to the Subscription Rights of all other Eligible Account Holders.

          (b) Subscription Rights of the ESOP. The ESOP shall receive, without payment, nontransferable Subscription Rights to purchase up to 10% of the Common Shares issued in the Conversion. Subscription rights of the ESOP shall be subordinated to the Subscription Rights received by Eligible Account Holders pursuant to paragraph (a) above, provided that Common Shares, if any, sold in excess of the high end of the valuation range may be first sold to the ESOP. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders.

          (c) Subscription Rights of Supplemental Eligible Account Holders. Supplemental Eligible Account Holders shall have the following rights to subscribe for and purchase Common Shares:

          (i) Each Supplemental Eligible Account Holder shall receive, without payment, nontransferable Subscription Rights to purchase Common Shares in an amount equal to the greater of (a) $150,000 or (b) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of the Common Shares to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date.

          (ii) Subscription Rights of Supplemental Eligible Account Holders shall be subordinate to the Subscription Rights received by the Eligible Account Holders and by the ESOP pursuant to paragraphs (a) and (b) above.

          (iii) Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with paragraph (a) above shall reduce to the extent thereof, the Subscription Rights to be distributed to such Eligible Account Holder pursuant to this paragraph (c).

          (iv) In the event of an oversubscription for Common Shares from Supplemental Eligible Account Holders, Common Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of Common Shares sufficient to make his or her total allocation (including the number of Common Shares, if any, allocated in accordance with paragraph (a) above) equal to 100 Common Shares or the total amount of his or her subscription, whichever is less. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, in proportion to the amounts of their respective aggregate Qualifying Deposits as compared to the total aggregate Qualifying Deposits of all subscribing Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date.

          (d) Subscription Rights of Other Members. Other Members shall have the following rights to subscribe for and purchase Common Shares:

          (i) Each Other Member shall receive, without payment, nontransferable Subscription Rights to purchase Common Shares in an amount equal to $150,000.

          (ii) Subscription Rights of Other Members shall be subordinate to the Subscription Rights of Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders pursuant to Sections 5(a), 5(b) and 5(c) of the Plan.

          (iii) In the event of an oversubscription for Common Shares of Other Members, the Common Shares available shall be allocated among subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Shares equal to 100 shares or the number of shares subscribed for by the Other Member, whichever is less. The shares remaining thereafter will be allocated among subscribing Other Members whose subscriptions remain unsatisfied on an equitable basis as determined by the Board of Directors.

Community Offering

          Common Shares may be offered in the Community Offering to the extent such shares remain available after the satisfaction of all subscriptions received in the Subscription Offering. The Community Offering, if any, is expected to begin immediately after the Subscription Expiration Date, but may commence at any time after the beginning of the Subscription Offering.

          The Community Offering, if one is held, may be terminated at any time, but shall terminate not later than 12:00 noon, Central Time, __________, 1996, unless extended with the consent of the OTS.

          If subscriptions are received in the Subscription Offering for up to 731,000 Common Shares, Common Shares may not be available in the Community Offering. In the event shares are available for the Community Offering, each person may purchase up to 15,000 Common Shares, subject to the limitation that no person, together with such person's Associates and other persons acting in concert with such person, may purchase more than 30,000 of the Common Shares sold in connection with the Conversion. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of the Holding Company and the Association, subject to the following:

          (i) Preference will be given to natural persons who are residents of Cullman County, Alabama, the county in which the main office of the Association is located;

          (ii) Orders received in the Community Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

          (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of the Holding Company and the Association to accept or reject such purchases in whole or in part.

          The term "resident," as used herein with respect to the Community Offering, means any natural person who, on the date of submission of an Order Form, maintains a bona fide residence within Cullman County, Alabama.

Persons in Nonqualified States or Foreign Countries

          The Association and the Holding Company will make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Eligible Account Holders, Supplemental Eligible Account Holders and Other Members reside. However, no person will be offered or sold any Common Shares if such person resides in a foreign country or in a jurisdiction of the United States with respect to which: (a) a small number of persons otherwise eligible to subscribe for Common Shares reside in such foreign country or jurisdiction,
(b) the granting of Subscription Rights or the offer or sale of Common Shares to such person would require the Holding Company or the Association or their employees to register under the securities laws of such foreign country or jurisdiction, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such foreign country or jurisdiction, or (c) the Association determines such registration or qualification would be impracticable or burdensome for reasons of cost or otherwise.

Plan of Distribution

          The offering of the Common Shares is made only pursuant to this Prospectus, copies of which are available at the office of the Association. Officers and directors of the Association will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the Holding Company or the

Association unless such information is also set forth in this Prospectus, nor will they render investment advice.

          To assist the Holding Company and the Association in marketing the Common Shares, the Association has retained the services of the Agent, a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers ("NASD"). The Agent will assist the Association in (1) training and educating the Association's employees regarding the mechanics and regulatory requirements of the conversion process; (2) conducting informational meetings for subscribers and other potential purchasers; (3) keeping records of all stock subscriptions; and (4) obtaining proxies from the Association's members with respect to the Special Meeting. For providing these services, the Association has agreed to pay the Agent a marketing fee of 2.0% of the aggregate dollar amount of Common Shares sold in the Subscription Offering and the Community Offering, excluding shares sold by Selected Brokers (as defined below), if any, and shares purchased by the ESOP and directors, officers, and employees (and members of their immediate families) of the Association. The Agent is not obligated to purchase any Common Shares. It is anticipated that the Agent will act as a market maker in the Common Shares following the Conversion.

          The Association has also agreed to reimburse the Agent for its out-of-pocket expenses and legal fees and disbursements in an amount not to exceed $40,000 without the Association's consent. The Association and the Holding Company have also agreed to indemnify the Agent, under certain circumstances, against liabilities and expenses (including legal fees) arising out of or based upon untrue statements or omissions contained in the materials used in the Offering or in various documents submitted to regulatory authorities in respect of the Conversion, including liabilities under the Securities Act of 1933 (the "Act").

Selected Dealers

          If Common Shares remain available after the Subscription Offering, the Agent may enter into an agreement with certain dealers (the "Selected Dealers") to assist in the sale of shares in the Community Offering. If Selected Dealers are used, the Agent shall receive commissions of no more than 5.5% of the aggregate purchase price of the Common Shares sold in the Community Offering and will pay to the Selected Dealers a portion of the 5.5% commissions pursuant to selected dealer agreements. During the Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders in the Association as of a certain date (the "Order Date") for the purchase of Common Shares. When and if the Association believes that enough indications of interest and orders have been received in the Community Offering to consummate the Conversion, the Agent will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to the Association. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Association from Selected Dealers, funds will earn interest at the passbook rate.

Limitations on Purchases of Common Shares

          The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. No person may purchase fewer than 25 Common Shares in the Conversion, to the extent such shares are available.

          Officers and directors of the Association and the Holding Company, and Associates thereof, may not purchase in the aggregate more than 34% of the Common Shares issued in the Conversion. An "Associate" of any person means (a) any corporation or organization (other than the Association, the Holding Company or a majority-owned subsidiary of the Association or the Holding Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that such term shall not include the ESOP, and (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or Officer of the Association or the Holding Company, or any of their subsidiaries.

          No person may purchase Common Shares with an aggregate purchase price of more than $150,000 (or 15,000 shares at $10.00 per share) in the Subscription Offering or in the Community Offering. Purchases of Common Shares in the Conversion by any person, when aggregated with purchases by any Associate of that person, or a group of persons Acting in Concert, shall not exceed $300,000 of the Common Shares (or 30,000 shares at $10.00 per share), except that the ESOP may purchase up to 10% of the total Common Shares to be issued in the Conversion. Shares purchased by the ESOP and attributable to a person shall not be aggregated with shares purchased directly by or otherwise attributable to such person. Directors of the Holding Company and the Association shall not be deemed to be Associates or a group Acting in Concert with other directors solely as a result of membership on the Board of Directors of the Holding Company or the Association or any of their subsidiaries. For purposes of the Conversion, "Acting in Concert" means (a) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

          Subject to any required regulatory approval and applicable laws and regulations, the Holding Company and the Association may increase or decrease any of the purchase limitation amounts at any time. If such amount is increased after commencement of the Subscription Offering, any person who subscribed for the maximum number of Common Shares shall be permitted to purchase an additional number of shares up to the then maximum number of shares permitted to be subscribed for by such person, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that the purchase limitation amount is decreased after commencement of the Subscription Offering, the orders of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

          The Subscription Rights granted under the Plan are nontransferable. Each Subscription Right may be exercised only by the person to whom issued and only for such person's own account. The Association and the Holding Company shall have the right to take such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions set forth herein, in the Plan and the Order Form, including, without limitation, the right to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Common Shares believed to violate or circumvent the Plan.

          Purchases of Common Shares in the Offering are also subject to the change in control regulations which restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons acting in concert, under certain circumstances.

          After the Conversion, Common Shares, except for shares purchased by affiliates of the Association, will be freely transferable, subject to OTS regulations.

Procedure for Purchasing Shares in Subscription and Community Offerings

          Subscriptions for Common Shares in the Subscription Offering and orders for Common Shares in the Community Offering may be made only by completing and submitting an Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to the Association, by mail or in person, prior to the Subscription Expiration Date (12:00 noon, Central Time, on ________, 1996), a properly executed and completed Order Form, together with full payment of the subscription price of $10.00 for each Common Share for which subscription is made. Any person who desires to purchase Common Shares in the Community Offering, if one is held, must do so by delivering to the Association, by mail or in person, prior to the expiration of the Community Offering which shall be not later than 12:00 noon, Central Time, on ________, 1996, a properly executed and completed Order Form, together with full payment of the subscription price of $10.00 for each Common Share for which order is made. Any Order Form which is not received by the Association prior to the expiration of the Subscription Expiration Date or the termination of the Community Offering, as applicable, or for which full payment has not been received by the Association prior to such time, will not be accepted. Subscription rights not exercised before the Subscription Expiration Date will be void, whether or not the Association has been able to locate each person entitled to such subscription rights. The Holding Company may, but will not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form.

          An executed Order Form, once received by the Holding Company, may not be modified, amended or rescinded without the consent of the Holding Company, unless the Community Offering, if any, is not completed within 45 days after the Subscription Expiration Date, in which case persons who have subscribed for Common Shares in the Subscription Offering or ordered Common Shares in the Community Offering will receive written notice that they have a right to affirm, increase, decrease or rescind their subscriptions or orders at any time prior to 20 days before the end of the extension period. Any person who does not affirmatively elect to continue his subscription or order or elects to rescind his subscription or order during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription or order during any such extension will have the appropriate portion of his funds promptly refunded with interest.

          Payment for all Common Shares subscribed for in the Subscription Offering and the Community Offering, if any, must be received in full by the Association or the Holding Company, together with properly completed and executed Order Forms, on or prior to the expiration date specified on the Order Form, unless such date is extended by the Holding Company and the Association. Payment for all Common Shares may be made (i) in cash (delivered in person),
(ii) by check or money order, or (iii) if the subscriber has a savings account in the Association (including a certificate of deposit), the subscriber may authorize the Association to charge the subscriber's savings account for the purchase amount. The

Association may also elect to receive payment by wire transfer. The Association shall pay interest at the passbook rate on all amounts paid in cash or by check or money order to purchase Common Shares from the date payment is received until the Conversion is completed or terminated.

          If a person authorizes the Association to charge his or her savings account, the funds will remain in the person's savings account and will continue to earn interest, but may not be used by such person until all Common Shares have been sold or the Conversion is terminated, whichever is earlier. The withdrawal will be given effect concurrently with the Conversion and to the extent necessary to satisfy the subscription at a price equal to the purchase price of $10.00 per share. The Association will allow persons to purchase Common Shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement and in such event, the remaining balance will earn interest at the passbook rate. The waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Common Shares under the Plan.

          The ESOP may subscribe for shares by submitting an Order Form, together with evidence of a loan commitment from the Holding Company or an unrelated financial institution for the purchase of the Common Shares, during the Subscription Offering and by making payment for the Common Shares on the date of the closing of the Conversion.

          The Association shall not knowingly loan funds or otherwise extend credit to any person for the purpose of purchasing Common Shares.

          In order to utilize funds in an IRA maintained at the Association, the funds must be transferred to a self-directed IRA that permits the funds to be invested in stock. The beneficial owner of the IRA must direct the trustee of the account to use funds from such account to purchase Common Shares in connection with the Conversion. This cannot be done through the mail. Persons who are interested in utilizing IRAs at the Association to subscribe for Common Shares should contact the Conversion Information Center at the offices of the Association at (205) 737-8916 for instructions and assistance.

          Subscriptions and orders will not be filled by the Association until subscriptions and orders have been received in the Offering for up to 731,000 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to the Association for the purchase of Common Shares will be returned with interest, and all charges to savings accounts will be rescinded. If subscriptions and orders are received for at least 731,000 Common Shares, subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions or orders have been accepted. The funds on deposit with the Association for the purchase of Common Shares will be withdrawn and paid to the Holding Company in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter. The Common Shares will not be insured by the FDIC.

Pricing and Number of Common Shares to be Sold

          The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of the Association. Ferguson & Co., a firm which evaluates and appraises financial institutions, was retained by the Association to prepare an appraisal of the estimated pro forma market value of the Association as converted. Ferguson & Co. will receive a fee of $30,000 for its appraisal and any updates. Such amount includes out-of-pocket expenses.

          Ferguson & Co. was selected by the Board of Directors of the Association because Ferguson & Co. has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Association and Ferguson & Co. have no relationships which would affect Ferguson & Co.'s independence.

          The appraisal was prepared by Ferguson & Co. in reliance upon the information contained herein. Ferguson & Co. also considered the following factors, among others: the present and projected operating results and financial condition of the Association and the economic and demographic conditions in the Association's existing market area; certain historical financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Association's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks.

          The Pro Forma Value of the Association, as converted, determined by Ferguson & Co., is $8,600,000 as of October 18, 1996. The Valuation Range established in accordance with the Plan is $7,310,000 to $9,890,000 which, based upon a per share offering price of $10.00, will result in the sale of between 731,000 and 989,000 Common Shares. The total number of Common Shares sold in the Conversion will be determined in the discretion of the Board of Directors, based on the Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Valuation Range.

          In the event that Ferguson & Co. determines at the close of the Conversion that the aggregate pro forma value of the Association is higher or lower than the Pro Forma Value, but is nevertheless within the Valuation Range, or is not more than 15% above the maximum of the Valuation Range, the Holding Company will make an appropriated adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Valuation Range. The total number of Common Shares sold in the Conversion will be determined in the discretion of the Board of Directors consistent with the Valuation Range. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

          The appraisal by Ferguson & Co. is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Shares or voting to approve the Conversion. In preparing the valuation, Ferguson & Co. has relied upon and assumed the accuracy and completeness of the audited financial statements and statistical information provided by the Association. Ferguson & Co. did not independently verify the financial statements and other information provided by the Association, nor did Ferguson & Co. value independently the assets or liabilities of the Association. The valuation considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at the Conversion purchase price.

          A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, Georgia 30348; and at the offices of the Association.

Restrictions on Repurchase of Common Shares

          OTS regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. The OTS has recently indicated, however, that it would permit repurchases beginning after six months following the completion of the Conversion. In addition, after such a repurchase, the Association's regulatory capital must equal or exceed all regulatory capital requirements. Before the commencement of a repurchase program, the Holding Company must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Association or if it determines that there is no valid business purpose for such repurchase.

Restrictions on Transfer of Common Shares by Directors and Officers

          Common Shares purchased by directors and executive officers of the Holding Company will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. Common Shares issued by the Holding Company to directors and executive officers will bear a legend giving notice of the restriction on transfer. In addition, the Holding Company will give appropriate instructions to the transfer agent (if any) for the Holding Company's common shares in respect of the applicable restriction on transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

          Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of the Holding Company or the Association, or any of their Associates, may purchase any common shares of the Holding Company without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of the Holding Company or shares acquired by any stock benefit plan of the Holding Company or the Association.

Interpretation and Amendment of the Plan

          To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of the Holding Company and the Association will be final. The Plan may be amended by the Boards of Directors of the Holding Company and the Association at any time with the concurrence of the OTS. If the Association determines, upon advice of counsel and after consultation with the OTS, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions.

Conditions and Termination

          The completion of the Conversion requires the approval of the Plan by the voting members of the Association at the Special Meeting and the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Association will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors in its sole discretion at any time before the Special Meeting and at any time thereafter with the approval of the OTS.

                             ADDITIONAL INFORMATION

          The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Association and a description of the capitalization and business of the Association and the Holding Company, including the Association's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated by this reference.

          YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

          If you have any questions, please call our stock Sales Center at (205) 737-8916.

          IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.


                          --------------------------

          THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS. THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                                REVOCABLE PROXY

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CULLMAN

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CULLMAN

     The undersigned member of First Federal Savings and Loan Association of Cullman, a savings and loan association chartered under the laws of the United States ("First Federal"), hereby nominates, constitutes and appoints _______________________ and ___________________________, or either one of them, as proxy or proxies for the undersigned member, each with full power of substitution and resubstitution, to vote all of the votes which the undersigned member is entitled to cast at the Special Meeting of the members of First Federal to be held at ______ __.M., Central Time, on ________ , 1996, at 325 Second Street, S.E., Cullman, Alabama 35055, and at any adjournments thereof (the "Special Meeting"), on the following matters and in the manner specified below:

     1. The approval of the Plan of Conversion, a copy of which is attached as Exhibit A to the Proxy Statement mailed to the undersigned member in connection with the Special Meeting, pursuant to which First Federal would convert from a mutual savings and loan association chartered under the laws of the United States to a permanent capital stock savings and loan association chartered under the laws of the United States and become a wholly-owned subsidiary of Southern Community Bancshares, Inc., a Delaware corporation organized for the purpose of purchasing all of the capital stock to be issued by First Federal in connection with the Conversion.

                    FOR [_]                 AGAINST [_]

     2. The adoption of the Federal Stock Charter of First Federal, a copy of which is attached to the Proxy Statement as Exhibit B.

                    FOR [_]                 AGAINST [_]

     3. The adoption of the Federal Stock Bylaws of First Federal, a copy of which is attached to the Proxy Statement as Exhibit C.

                    FOR [_]                 AGAINST [_]

     4. In their discretion, upon such other matters as may properly come before the Special Meeting.

     This Revocable Proxy will be voted as directed by the undersigned member. If no direction is given, this Revocable Proxy will be voted FOR the approval of the Plan of Conversion and FOR the adoption of the Federal Stock Charter and Federal Stock Bylaws of First Federal.

     Without affecting any vote previously taken, this Revocable Proxy may be revoked by the undersigned at any time before it is exercised by (i) executing and delivering to First Federal a later dated proxy, (ii) attending the Special Meeting and voting in person, or (iii) giving written notice of revocation to the Secretary of First Federal.

IMPORTANT:  PLEASE SIGN AND DATE THIS REVOCABLE PROXY ON THE REVERSE SIDE

                                     PROXY

     The receipt of the Proxy Statement of First Federal Savings and Loan Association of Cullman and the Prospectus of Southern Community Bancshares, Inc., dated _____________, 1996, is hereby acknowledged by the undersigned.

NOTE: Please sign your name exactly as it appears on this Proxy. Joint accounts require only one signature. If you are signing this Proxy as an attorney, administrator, agent, corporation, officer, executor, trustee or guardian, etc., please add your full title to your signature.




                                     Signature


                                     Dated:  _________________________, 1996

IMPORTANT: IF YOU RECEIVE MORE THAN ONE CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.